Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. APPOINTS BIUMI

TO BOARD OF DIRECTORS

ST. LOUIS, MO — October 17, 2012 — Isle of Capri Casinos, Inc. (NASDAQ:ISLE) announced today the appointment of Bonnie Biumi to the Board of Directors effective immediately. The appointment fills the vacancy created when a Board member retired.

Biumi, 50, most recently served as president and chief financial officer of Kerzner International, a leading developer and operator of destination resorts, casinos, and hotels. Prior to joining Kerzner, she served as executive vice president and chief financial officer at NCL Corporation where she was responsible for all aspects of financial management, corporate tax, treasury, investor relations, corporate, capital and strategic planning, as well as merger acquisitions. From 1999 until 2005, Biumi played an active role in building Royal Caribbean Cruises, Ltd. into one of the world’s leading cruise companies.

She is a certified public accountant in the State of Florida and began her career at Price Waterhouse in Miami managing numerous audit and special engagements for public and private companies.

“I am pleased to welcome Bonnie to the Board of Directors,” said Virginia McDowell, Isle’s president and CEO. “Her leadership and financial expertise will enhance our Board’s experience and continue to add shareholder value consistent with the longstanding values of our Company.  We believe Bonnie’s background and expertise will be an excellent addition to the Board of Directors.”

The appointment is pending necessary gaming regulatory approvals.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. The Company and its partner, Nemacolin Woodlands Resort, were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

For Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer, 314.813.9327, dale.black@islecorp.com

Jill Alexander, Senior Director Corporate Communication, 314.813.9368,
jill.alexander@islecorp.com

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